Exhibit 99.1

TRIANGLE PETROLEUM CLOSES COMMON STOCK OFFERING

Denver, Colorado – November 10, 2010 – Triangle Petroleum Corporation (the “Company”) (AMEX: TPLM; TSXV: TPO), an oil and gas exploration and production company with assets in the Williston Basin in North Dakota and the Maritimes Basin in Nova Scotia, announced that it has completed its previously announced registered offering of 10.8 million shares of common stock. The offering resulted in aggregate net proceeds to the Company of approximately $54.3 million, after deducting underwriting discounts and commissions and other estimated offering expenses. The public offering was underwritten by Johnson Rice & Company L.L.C., as sole book-running manager, and Canaccord Genuity Inc. and Rodman & Renshaw, LLC, as co-managers. The Company has also granted the underwriters a 30-day option to purchase up to an additional 1,620,000 shares of common stock to cover over-allotments, if any.

For more information contact:

Jonathan Samuels, Chief Financial Officer

E-mail: info@trianglepetroleum.com

Telephone: (303) 260-7125

About Triangle

Founded in 2006, Triangle Petroleum Corporation (AMEX: TPLM; TSXV: TPO) is an independent oil and gas exploration company with approximately 475,000 gross acres (413,000 net acres) in the Windsor Block of Nova Scotia and approximately 13,000 net acres in the Williston Basin targeting the Bakken Shale and Three Forks formations.

1